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                                                                      EXHIBIT 10
INVESTMENT BANKING DIVISION

PaineWebber Incorporated
1283 Avenue of the Americas
New York, NY 10019
212 713-2000

                                                        PaineWebber Incorporated

November 26, 1996

Board of Directors
Armor All Products Corporation
6 Liberty
Aliso Viejo, CA 92656

Madame and Gentlemen:

    Armor All Products Corporation, a Delaware corporation ("Armor All" or the "Company"), The Clorox Company, a Delaware corporation (the "Acquiring Company"), and Shield Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Acquiring Company ("Sub"), propose to enter into an agreement and plan of merger (the "Merger Agreement"). The Merger Agreement provides for, among other things, a cash tender offer by Sub to acquire all of the Company's common stock, par value $.01 per share (the "Common Stock"), at a price of $19.09 per share (the "Tender Offer"). Any shares of the Common Stock not purchased pursuant to the Tender Offer will be acquired for the same price in cash in a second-step merger of Sub with and into the Company in accordance with the Delaware General Corporation Law (the "Merger"). The terms and conditions of the proposed Tender Offer and the Merger (collectively, the "Transaction") are set forth in more detail in the Merger Agreement.

    You have asked us whether or not, in our opinion, the consideration to be received by the holders of Common Stock pursuant to the Tender Offer and the Merger is fair to such holders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended March 31, 1996;

    (2) Reviewed the Company's Forms 10-Q and related financial information for the three months ended June 30, 1996 and the six months ended September 30, 1996;

    (3) Reviewed the Acquiring Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1996;

    (4) Reviewed the Acquiring Company's Forms 10-Q and related financial information for the three months ended September 30, 1996;

    (5) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by the Company;

    (6) Conducted discussions with members of senior management of the Company concerning the Company's business and prospects;

    (7) Reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly-traded companies which we deemed relevant;

    (8) Compared the results of operations of the Company with those of certain publicly-traded companies which we deemed relevant;
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    (9) Compare the proposed financial terms of the Transaction with the financial terms of certain other business combinations which we deemed relevant;

    (10) Reviewed the draft dated November 26, 1996 of the Agreement and Stockholder Agreement, respectively; and

    (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to us by or on behalf of the Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company management as to the future performance of the Company. In arriving at our opinion, we have not been furnished with any financial forecasts from the Company for periods after fiscal 1997. In addition, we have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company and have assumed that all assets or liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements. At the Company's request, we have contacted a number of potential acquirors of the Company. Such potential acquirors were selected by the Company and us from a group of companies most likely to be interested in an acquisition of the Company and we express no opinion as to whether any person might offer more for the Common Stock than is being offered by the Acquiring Company.

    It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Tender Offer and the Merger. This letter does not constitute a recommendation to any holder of the Common Stock as to whether to tender shares of Common Stock pursuant to the Tender Offer or whether to vote in favor of the Merger and should not be relied upon by any stockholder as such. This opinion does not address the relative merits of the Transactions and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger Agreement or the underlying business decision of the Board of Directors of the Company to proceed with or effect the Transactions.

    PaineWebber is currently acting as financial advisor to the Company in connection with the Transaction and will receive a fee upon delivery of this opinion and upon consummation of the Merger. In addition, PaineWebber is currently acting as financial advisor to the Company's parent, McKesson Corporation, on an unrelated assignment and will receive a fee upon consummation of such other assignment.

    In the ordinary course of our business, PaineWebber may trade the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

    On the basis of, and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of the Common Stock pursuant to the Tender Offer and the Merger is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          /s/ PAINEWEBBER INCORPORATED
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